Exhibit 99.1

FOR IMMEDIATE RELEASE

Timberline Announces 2010 Financial Results

Coeur d’Alene, Idaho – December 2, 2010 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its fourth fiscal quarter and its fiscal year ended September 30, 2010.  A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share and gross margin %)	3 Months Ending September 30		Year Ending September 30
	2010	2009	2010	2009
Revenue from continuing operations	$6,575	$4,419	$20,733	$13,242
Loss from continuing operations	(2,258)	(1,521)	(4,133)	(7,130)
Loss from discontinued operations	(837)	(81)	(1,618)	(179)
Consolidated net loss	(3,095)	(1,602)	(5,751)	(7,309)
Consolidated net loss per share, basic and diluted	(0.06)	(0.04)	(0.13)	(0.22)
Net income (loss) from Timberline Drilling Inc.	308	405	1,710	(1,132)
Mineral exploration expenses	1,686	119	2,221	493
Working capital	2,827	169	2,827	169
Timberline Drilling Inc. gross margin %	18%	22%	21%	8%

Timberline’s contract drilling subsidiary, Timberline Drilling, Incorporated (“Timberline Drilling”) reported revenues of $6.58 million and net income of $0.31 million for the fourth quarter.  For the fiscal year ended September 30, 2010, Timberline Drilling reported revenues of $20.73 million and net income of $1.71 million. Timberline Drilling’s annual performance improved dramatically over 2009, with a 57% increase in revenue and a $2.84 million improvement in net income.  These results are primarily due to increased rig utilization and management’s continued focus on enhancing customer service while effectively streamlining operations and managing costs.

Timberline’s corporate office and exploration division reported a net loss of $2.57 million for the quarter ended September 30, 2010 and $5.84 million for the year ended September 30, 2010.  Included in these amounts are exploration expenditures of $1.69 million and $2.22 million, respectively.  The Company’s exploration expenditures increased dramatically in 2010 primarily due to its extensive, ongoing resource definition drill program at its South Eureka Property in Nevada and further surface exploration at its Butte Highlands Joint Venture property in Montana.

As previously announced, in September the Company discontinued their drilling services operation in Mexico which was operated by their wholly-owned Mexican subsidiary, World Wide Exploration, S.A. de C.V. (“WWE”). The Company’s consolidated results include a loss from discontinued operations of $0.84 million and $1.62 million for the quarter and year ended September 30, 2010.

Timberline Executive Chairman Paul Dircksen commented, “We are pleased to have achieved significant milestones this year.  Our acquisition of the South Eureka Property in the Nevada’s Battle Mountain – Eureka gold trend, which includes the Lookout Mountain Project, added an advanced-stage exploration project and other earlier stage exploration opportunities to our portfolio.  We have commenced a significant and focused exploration campaign at South Eureka, and we expect to announce an updated gold resource and to begin a preliminary economic assessment in the first quarter of 2011.  In addition, our Butte Highlands Joint Venture in Montana completed all surface facilities and advanced the underground ramp to the top of the expected mineralization, and we continue to progress with the remaining underground mine development and permitting activities.  Underground definition drilling has just begun, and we remain on track for gold production to begin in Q3/Q4 2011.”

Mr. Dircksen added, “Timberline Drilling continues to demonstrate solid performance with nearly $2 million in net income in FY2010 and a solid gross margin of 21%.  Having extended our drilling contract with Newmont into 2014 and adding other clients with long-term mining projects, our drilling subsidiary is generating more and more value for the company.  Our future looks bright as we advance our projects while continuing to evaluate other opportunities to bring additional value to our shareholders.”

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in 2011, where the Company has also undertaken additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randal Hardy, CEO
Phone: 208.664.4859

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